EXHIBIT 99.1

For Immediate Release

CRM Holdings, Ltd. Announces Second Quarter Results

HAMILTON, Bermuda, August 6, 2008 - CRM Holdings, Ltd. ("CRM" or “the Company”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers' compensation insurance industry, today announced results for the second quarter ended June 30, 2008.

Highlights For the Quarter

•
Growth of the risk based business. Combined revenues from CRM's wholly owned primary insurance subsidiary, Majestic, and its wholly owned reinsurance business, Twin Bridges, increased 27% over the same quarter last year. Following a successful launch of workers’ compensation underwriting in New York and New Jersey last year, premiums earned outside California are now 38% of total and have been a significant driver of growth.

•
Affirmation of Majestic’s A-minus rating by A.M. Best. A.M. Best has affirmed Majestic’s A-minus (Excellent) financial strength rating. This enables Majestic to pursue additional growth in potentially profitable niches and geographies. Majestic has strengthened its capital base with the addition of $34.5 million of capital from CRM and Twin Bridges and has maintained strong external reinsurance partners for its excess layers starting July 1, 2008.

•	Continued profitability. Earnings per diluted share were $0.19 in a soft and challenging insurance market.
•	Increased shareholder value. Book Value per average diluted share at June 30, 2008, reached $7.01, up 6% compared to $6.59 at the same time a year ago.

Three Months Ended June 30, 2008

For the second quarter of 2008, net income was $3.1 million, or $0.19 per diluted share, compared to $5.2 million, or $0.32 per diluted share, a year ago. In the second quarter of 2007, the Company benefited from the novation of excess insurance agreements from a third party, which added $.07 per share to earnings. Total revenues in the second quarter of 2008 were $49.0 million, up 10.7% from $44.2 million in the second quarter of 2007.

Net earned premiums from primary insurance and reinsurance rose 22.9% to $41.2 million from $33.5 million the prior year. Majestic accounted for the bulk of the increase, generating $34.9 million of net earned premium, up 26.8% from $27.5 million a year ago, driven largely by expansion in New York and New Jersey. Twin Bridges generated $6.3 million of net earned premium, up from $6.0 million in the same quarter the prior year. Effective April 1, the Company reduced to 5% from 40% the quota share of Majestic’s primary insurance business that was assigned to Twin Bridges. This resulted in increased earned premiums at Majestic and decreased earned premiums at Twin Bridges when compared sequentially to the first quarter of 2008.

Fee-based management services revenues declined to $3.1 million from $8.1 million the prior year. The decline resulted from the Company’s exit from the management of self-insured groups in the state of New York during the quarter, lower insurance rates in California and reduced commissions on excess insurance policies placed with Majestic.

Investment income during the quarter increased to $4.7 million from $2.6 million a year ago, due to the growth of the Company’s investment portfolio and the realization of $2.1 million of capital gains on the liquidation of Majestic’s equity portfolio.

Total expenses increased to $44.7 million in the second quarter of 2008 from $38.2 million the prior year, largely due to increased loss and loss adjustment expenses at Majestic and Twin Bridges and expenses from litigation settlements. All of these expense items are further discussed in segment results below.

Six Months Ended June 30, 2008

For the first six months of 2008, net income declined 0.4% to $8.0 million, or $0.49 per diluted share, from $8.1 million, or $0.49 per diluted share, in 2007.

Net earned premiums from primary insurance and reinsurance increased 30.5% to $73.5 million from $56.3 million in the year-ago period. The increase resulted largely from growth in premiums written at Majestic, particularly in New York and New Jersey.

During the first six months of 2008, the combined ratio for the reinsurance segment was 76.6%, compared to 57.7% in 2007. The combined ratio for Majestic’s primary insurance segment was 87.1%, compared to 92.0% a year ago.

Affirmation of Majestic Insurance Co. Rating by A.M. Best

In July, the Company announced that A.M. Best Co. removed from under review and affirmed the financial strength rating of A- (Excellent) of Majestic. A.M. Best also removed from under review and assigned a rating of B++ to Twin Bridges. During the quarter, the Company executed several important steps to retain Majestic’s rating. These included:

•	increasing the capital available to Majestic for future growth by transferring $34.5 million of capital from Twin Bridges and CRM Holdings, Ltd., to Majestic; and

•
strengthening its reinsurance risk management arrangements by reducing Twin Bridges’ reinsurance quota share of Majestic’s excess layers from 40% to 5%, effective April 1, 2008, and entering into a 40% quota-share agreement with a highly rated, third-party reinsurance partner effective July 1, 2008.

”The markets remained very competitive during the second quarter. However, we have made notable steps forward in our risk-based business, including what we expect to be profitable growth outside California. Within California, we see a competitive market, but one that is still providing excellent underwriting opportunities. The overall business remains profitable as we transition out of the fee-based business in New York, and we remain set for prudent growth in the rest of our business,” said Daniel G. Hickey Jr., CEO of CRM Holdings, Ltd. “We are also very pleased to move forward with our reaffirmed A.M. Best rating, which will enable us to compete for superior-quality business. We recognize there will be costs to the new arrangements, but we believe they benefit CRM by securing its longer-term future and competitive position. We are also pleased to have two pieces of litigation behind us. First, with the New York Workers Compensation Board, where we were able to reach a settlement without admission of wrongdoing or financial penalty, and second, settlement of a contingency with Contractors Access Program of California, Inc. (“CAP”) related to the Cornerstone litigation, which is now closed.”

Segment Results.

Primary Insurance and Reinsurance Segments

In the primary insurance segment, Majestic generated revenues (consisting of premiums and investment income) of $39.3 million for the three months ended June 30, 2008, compared to $29.4 million a year ago. Income before taxes was $8.8 million, up from $5.4 million in the second quarter of 2007. Majestic’s net earned premiums for the quarter increased $7.4 million, boosted by growth in New York and New Jersey.

Total expenses were $30.5 million, compared to $24.0 million in the second quarter last year. Majestic’s loss ratio was 63.2%, compared to 65.6% in the same quarter last year. The decrease was due in part to favorable net loss reserve development in the quarter of $1.3 million compared to no net favorable development in the same quarter last year. The combined ratio (total losses and loss adjustment, underwriting, acquisition and general expenses as a percentage of net premiums earned) for Majestic was 87.3% compared to 87.1% in the prior year.

Revenues from the Twin Bridges reinsurance segment were $6.7 million for the three months ended June 30, 2008, unchanged from the prior year. Total expenses in the second quarter were $6.3 million, compared to $3.3 million last year. This was largely due to the effect of the quota-share arrangement between Majestic and Twin Bridges in place during the quarter, whereby Twin Bridges shares in first-dollar loss of Majestic policies. This arrangement was not in force in the same quarter last year. Expenses were also higher as a result of increased costs related to prior-period claims in the net amount of $0.3 million. Income before taxes in the segment was $0.3 million, compared to $3.3 million in the second quarter a year ago. The loss ratio (loss and loss adjustment expenses as a percentage of net premiums earned) was 74.2%, compared to 32.0% a year ago, partly as a result of higher loss ratios from the Majestic quota share and third party excess policies. The combined ratio for Twin Bridges during the second quarter of 2008 was 101.3%.

In the first half of 2008, revenues in the primary insurance segment increased 21.1% to $57.9 million from $47.8 million last year. Income before taxes was $12.2 million, up from $6.9 million last year.

For the first half of 2008, revenues from the reinsurance segment increased 67.2% to $22.2 million from $13.3 million a year ago. Income before taxes was $6.0 million, compared to $6.4 million the prior year.

Fee-based Management Services Segment

Fee-based management services revenues were $3.9 million for the three months ended June 30, 2008, compared with $8.8 million in revenues in the second quarter of 2007, as the Company exited the management of self-insured groups in New York. Lower commissions paid by Majestic to CRM and declining insurance rates in California also contributed to the reduction in revenues. Total expenses for the quarter were $7.1 million, compared to $9.8 million in the prior year. Expenses were reduced by efficiencies and workforce reductions at the company’s operations in Poughkeepsie, N.Y., offset in part by a $1.6 million charge related to the previously announced contract extension and settlement with CAP. Premiums under management on June 30, 2008, were $53.6 million, compared to $159.3 million a year ago. The decline reflects the voluntary termination of the Company’s remaining self-insured groups in New York as of April 1, 2008.

For the first half of 2008, revenue in the fee-based management services segment were $8.9 million, compared to $18.7 million last year.

Outlook

In order to secure longer-term strength in its primary insurance business, CRM has contributed capital to Majestic and arranged a 40% quota share with outside underwriters effective July 1, 2008. There will be two major immediate effects on profitability. First, the cost of external reinsurance will be approximately $0.09 per share per quarter, or $0.36 cents per share per year, commencing July 1. Additionally, bringing $34.5 million onshore as contributed capital to Majestic will cost approximately $0.04 per share annually in increased taxes as a result of the increase in U.S.-domiciled investment income.

The Company is also anticipating in its outlook $900,000 of expenses, or approximately $0.04 per share, spread over the next two quarters for possible legal costs associated with the closure of the New York trusts formerly managed by CRM.

In terms of the business environment, CRM continues to see the opportunity to build on its risk-based business in California, New Jersey, New York and Florida. All markets are experiencing competitive conditions but continue to present underwriting opportunities consistent with the Company’s required returns. The Company expects its emphasis on a focused approach in those markets, driven by high levels of service to a targeted broker community with an emphasis on markets it already understands, to yield reasonable, prudent, manageable growth that is adequately supported by its current capital position.

Based on the effects of the increased ceded premium under the 40% quota-share agreement as mentioned above and other factors, the Company is reducing its profit expectations for the 2008 fiscal year. The Company now expects earnings per share for the full year to be in the range of $0.70 to $0.80.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Wednesday, August 6, 2008, to discuss earnings for the second quarter ended June 30, 2008. To participate in the event by telephone, please dial 877-591-4952 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 1813942. International callers should dial 719-325-4923. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s Web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days. A digital replay of the call will also be available on Wednesday, August 6, at approximately 1:00 p.m. EDT through Wednesday, August 13, at midnight EDT. Dial 888-203-1112 and enter the conference ID number 1813942. International callers should dial 719-457-0820 and enter the same conference ID number.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 231-8600 ext. 117

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended March 31, 2007 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Financial tables and contact information follow)

Table 1
CRM Holdings, Ltd.
Consolidated Balance Sheets

	Unaudited
	June 30,	December 31,
	2008	2007
	(Dollars in thousands)
Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $269,911 and $240,467)	$271,290	$242,969
Equity securities, available-for-sale (cost nil and $21,704)	-	22,374
Short-term investments	92	786
Investment in unconsolidated subsidiary	1,083	1,083
Total investments	272,465	267,212
Cash and cash equivalents	50,816	33,477
Cash and cash equivalents, restricted	1,613	809
Accrued interest receivable	3,180	2,766
Premiums receivable, net	17,827	13,891
Reinsurance recoverable	39,406	38,584
Accounts receivable, net	3,124	5,000
Deferred policy acquisition costs	2,241	623
Net deferred tax asset	7,461	7,473
Goodwill and other intangible assets	3,430	3,521
Prepaid expenses	1,815	2,233
Other assets	4,338	4,546
Total assets	$407,716	$380,135

Liabilities and shareholders' equity
Reserve for losses and loss adjustment expenses	$208,865	$188,848
Reinsurance payable	2,340	5,741
Unearned premiums	12,675	8,853
Unearned management fees and commissions	-	261
Long-term debt and other secured borrowings	44,083	44,084
Accrued expenses	24,694	24,810
Total liabilities	292,657	272,597

Common shares
Authorized 50 billion shares; $.01 par value;
16.1 and 16.0 million common shares issued and outstanding	161	160
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	68,857	68,192
Retained earnings	45,140	37,115
Accumulated other comprehensive gain, net of tax	897	2,067
Total shareholders' equity	115,059	107,538
Total liabilities and shareholders' equity	$407,716	$380,135

Table 2
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Income

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Amounts in thousands, except per share data)
Revenues
Net premiums earned	$41,185	$33,515	$73,536	$56,337
Fee-based management services	3,088	8,094	6,840	17,607
Investment income	4,700	2,624	6,346	4,939
Total revenues	48,973	44,233	86,722	78,883

Expenses
Losses and loss adjustment expenses	26,172	19,969	40,137	32,979
Fees paid to general agents and brokers	2,475	2,844	3,892	5,604
Policy acquisition costs	6,628	4,053	11,035	8,104
Selling, general and administrative expenses	8,503	10,309	21,169	21,156
Interest expense	924	977	1,899	1,950
Total expenses	44,702	38,152	78,132	69,793

Income before taxes	4,271	6,081	8,590	9,090

Provision for income taxes	1,221	922	565	1,034

Net Income	$3,050	$5,159	$8,025	$8,056

Earnings per share:
Basic	$0.19	$0.32	$0.49	$0.49
Diluted	$0.19	$0.32	$0.49	$0.49

Weighted average shares outstanding:
Basic	16,436	16,286	16,404	16,280
Diluted	16,436	16,319	16,404	16,320

Table 3
CRM Holdings Ltd.
Unaudited Consolidated Statements of Cash Flow

	Six Months Ended June 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,025	$8,056
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	646	406
Amortization of unearned compensation, restricted stock	579	605
Amortization of premiums and discounts on available-for-sale investments	27	(844)
Net realized gains on sale of investments	(1,123)	(28)
Deferred income tax expense (benefit)	635	(1,930)
Changes in:
Cash and cash equivalents, restricted	(804)	3,150
Accrued interest receivable	(414)	(107)
Premiums receivable	(3,935)	3,783
Reinsurance recoverable	(823)	(11,626)
Accounts receivable	1,877	265
Policy acquisition costs	(1,618)	707
Prepaid expenses	398	169
Other assets	(12)	15
Reserve for losses and loss adjustment expenses	20,051	22,455
Reinsurance payable	(3,401)	5,078
Unearned premiums	3,822	4,120
Unearned management fees and commissions	(262)	273
Other accrued expenses	(117)	5,974
Net cash provided by operating activities	23,551	40,521

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(120,166)	(79,603)
Proceeds from sales of available-for-sale investments	64,479	39,644
Proceeds from maturities of available-for-sale investments	49,041	46,257
Adjustment to purchase price - acquisition of subsidiaries	-	34
Net sales and maturities of short-term investments	694	299
Purchases of fixed assets	(621)	(671)
Disposals of fixed assets	273	-
Payments on (advances of) loans receivable, net	3	(225)
Net cash (used in) provided by investing activities	(6,297)	5,735

CASH FLOWS FROM FINANCING ACTIVITIES
(Repayments) borrowings under long-term debt and other secured borrowings	(1)	779
Issuance of common shares - employee stock purchase plan	126	-
Retirement of common shares - share-based compensation	(40)	(14)
Net cash provided by financing activities	85	765
Net increase in cash	17,339	47,021
Cash and cash equivalents
Beginning	33,477	21,546
Ending	$50,816	$68,567

Table 4
CRM Holdings, Ltd.
Income By Segment

	For the three months ended June 30, 2008
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$34,910	$6,275	$-	$-	$41,185
Management fees	3,935	-	-	-	(847)	3,088
Investment income	(6)	4,368	380	70	(112)	4,700
Total revenues	3,929	39,278	6,655	70	(959)	48,973
Expenses:
Underwriting expenses	-	27,529	6,042	-	(771)	32,800
Interest expense	-	112	-	924	(112)	924
Depreciation and amortization	248	94	-	10	-	352
Operating expenses	6,887	2,732	316	692	(1)	10,626
Total expenses	7,135	30,467	6,358	1,626	(884)	44,702

Income before taxes	$(3,206)	$8,811	$297	$(1,556)	$(75)	$4,271

Total assets	$4,720	$393,781	$57,707	$5,187	$(53,679)	$407,716

	For the three months ended June 30, 2007
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$27,521	$5,994	$-	$-	$33,515
Management fees	8,769	-	-	-	(675)	8,094
Investment income	26	1,844	668	86	-	2,624
Total revenues	8,795	29,365	6,662	86	(675)	44,233
Expenses:
Underwriting expenses	-	21,644	3,053	-	(675)	24,022
Interest expense	3	-	-	974	-	977
Depreciation and amortization	170	31	-	10	-	211
Operating expenses	9,596	2,289	269	788	-	12,942
Total expenses	9,769	23,964	3,322	1,772	(675)	38,152

Income before taxes	$(974)	$5,401	$3,340	$(1,686)	$-	$6,081

Total assets	$6,806	$290,667	$92,438	$7,824	$(43,895)	$353,840

Table 4
CRM Holdings, Ltd.
Income By Segment

	For the six months ended June 30, 2008
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$52,427	$21,109	$-	$-	$73,536
Management fees	8,906	-	-	-	(2,066)	6,840
Investment income	(6)	5,423	1,098	144	(313)	6,346
Total revenues	8,900	57,850	22,207	144	(2,379)	86,722
Expenses:
Underwriting expenses	-	37,529	15,633	-	(1,990)	51,172
Interest expense	22	313	-	1,877	(313)	1,899
Depreciation and amortization	447	178	-	21	-	646
Operating expenses	14,073	7,647	536	2,159	-	24,415
Total expenses	14,542	45,667	16,169	4,057	(2,303)	78,132

Income before taxes	$(5,642)	$12,183	$6,038	$(3,913)	$(76)	$8,590

Total assets	$4,720	$393,781	$57,707	$5,187	$(53,679)	$407,716

	For the six months ended June 30, 2007
	Fee-Based Management Services	Primary Insurance	Reinsurance	Corporate and Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$-	$44,373	$11,964	$-	$-	$56,337
Management fees	18,635	-	-	-	(1,028)	17,607
Investment income	55	3,382	1,322	180	-	4,939
Total revenues	18,690	47,755	13,286	180	(1,028)	78,883
Expenses:
Underwriting expenses	-	35,704	6,407	-	(1,028)	41,083
Interest expense	4	-	-	1,946	-	1,950
Depreciation and amortization	326	59	-	21	-	406
Operating expenses	18,768	5,063	496	2,027	-	26,354
Total expenses	19,098	40,826	6,903	3,994	(1,028)	69,793

Income before taxes	$(408)	$6,929	$6,383	$(3,814)	$-	$9,090

Total assets	$6,806	$290,667	$92,438	$7,824	$(43,895)	$353,840

Table 5
CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Dollars in thousands)		(Dollars in thousands)

Revenues from Fee-Based Management Services
California	$2,656	$2,686	$5,438	$5,193
New York	1,279	6,083	3,468	13,442
	3,935	8,769	8,906	18,635

Revenues from Primary Insurance
California	20,651	18,785	32,594	34,284
New York/New Jersey	13,303	7,593	18,085	7,618
Other (1)	956	1,143	1,748	2,471
	34,910	27,521	52,427	44,373
Revenues from Reinsurance
California	3,873	2,600	13,217	5,176
New York/New Jersey	1,550	3,394	6,640	6,788
Other (2)	852	-	1,252	-
	6,275	5,994	21,109	11,964

Investment Income (3)	4,700	2,624	6,346	4,939

Eliminations (4)	(847)	(675)	(2,066)	(1,028)

Total Revenues	$48,973	$44,233	$86,722	$78,883

(1) Includes primary insurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida & Hawaii.

(2) Includes reinsurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida & Hawaii.

(3) Includes the elimination of $112 thousand and $313 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the three and six months ended June 30, 2008, respectively. There was no intercompany interest income for the three and six months ended June 30, 2007.

(4) Elimination of fee-based management intercompany commissions and bill review income against primary insurance policy acquisition costs and losses and loss adjustment expenses for the three and six months ended June 30, 2008. Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the three and six months ended June 30, 2007.

Table 6
CRM Holdings, Ltd.
Fee-Based Management Services Segment Data

	June 30,
	2008	2007

Number of Groups
New York	-	8
California	5	5
Texas	-	1

Number of Group Members
New York	-	2,093
California	411	412
Texas	-	12

Aggregate Annualized Premiums (1)
New York	$-	$100,722,302
California	$53,580,259	$58,267,439
Texas	$-	$353,839
	$53,580,259	$159,343,580

(1) Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreased in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7
CRM Holdings, Ltd.
Primary Insurance Segment Data

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Primary Insurance Premiums	$34,910	$27,521	$52,427	$44,373
Loss and Loss Adjustments Expenses	22,048	18,051	31,230	29,151
Underwriting, Acquisition and Insurance Expenses (1)	8,419	5,913	14,437	11,675
Underwriting Profit (Loss)	$4,443	$3,557	$6,760	$3,547

Loss Ratio (2)	63.2%	65.6%	59.6%	65.7%
Expense Ratio (3)	24.1%	21.5%	27.5%	26.3%
Combined Ratio (4)	87.3%	87.1%	87.1%	92.0%

(1) Does not include the elimination of $884 and $675 thousand of Majestic policy acquisition costs against fee-based management commissions for the three months ended June 30, 2008 and 2007, respectively. Does not include the elimination of $2.3 million and $1.0 million of Majestic policy acquisition costs against fee-based management services commissions for the six months ended June 30, 2008 and 2007, respectively.

(2) The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.

(3) The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.

(4) The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8
CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Reinsurance Premiums	$6,275	$5,994	$21,109	$11,964
Loss and Loss Adjustments Expenses	4,656	1,918	10,159	3,828
Underwriting, Acquisition and Insurance Expenses	1,702	1,404	6,010	3,075
Underwriting (Loss) Profit	$(83)	$2,672	$4,940	$5,061

Loss Ratio (1)	74.2%	32.0%	48.1%	32.0%
Expense Ratio (2)	27.1%	23.4%	28.5%	25.7%
Combined Ratio (3)	101.3%	55.4%	76.6%	57.7%

(1) The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.

(2) The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.

(3) The combined ratio is the sum of the loss ratio and the expense ratio.